ECSTASY BRAND LIQUEUR (TM) LICENSE AGREEMENT

         This ECSTASY (TM) License Agreement (the "Agreement") is entered into as of Sept. 16, 2008 (the "Effective Date"), by and between Encore Brands LLC ("Encore"), a California corporation with its principal office located at 1437 10th Street, Santa Monica, CA 90401, Telephone: 310 -395-7686, ("Licensor"), on the one hand, and Encore Brands Inc, a Nevada corporation, with its principal office located at 502 East John Street, Carson City, NV 89706, who shall hereinafter be referred to as "Licensee").

         WHEREAS, Licensor has entered into a license agreement with Encore Brands Inc, a Nevada Corporation with its principal office located at 502 East John Street, Carson City, NV 89706, ("Encore Inc"), (such agreement hereinafter referred to as the "Ecstasy Brand Liqueur License Agreement") pursuant to which Encore Inc has the limited exclusive right to sell, distribute and market Ecstasy Brand Liqueur (as defined in Section 1 below) in the United States Of America and Canada (as defined in Section 1 below) in order to create sales and brand recognition of the entire line of Ecstasy products (as defined in Section 1 below);

         WHEREAS, Encore Brands LLC at this time desires to have Licensee perform such sales and such distribution; and

         WHEREAS, Licensor agrees to license to Licensee and Licensee agrees to receive a license to perform such sales and distribution and marketing pursuant to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing, and in reliance on the mutual agreements contained herein, the parties hereby agree as follows:

1.       DEFINITIONS. All definitions herein or elsewhere in this Agreement shall apply both to the singular and plural forms, as the context may require.

         1.1      "Ecstasy" means Ecstasy Brand Liqueur in all its forms and uses.

         1.2      "Product" means actual filled bottles and packaging

         1.3      "Distributor" means any company licensed to sell spirits within any individual state in the US.

         1.4      "Trademark" means logo, name, package, trade dress or portion thereof the Ecstasy Brand

         1.5      "Encore Product(s)" means any product produced by Encore Brands LLC, including but not limited to spirits, including clothing, advertising, marketing materials and work product created in the business of creating Ecstasy Brand Liqueur

         1.6      "Ecstasy TM Branding Features" means Licensor's proprietary trade names, trade dress, service marks, trademarks, logos, and indicia of origin and other distinctive branding features specified in Exhibit A hereto.

         1.7      "Ecstasy TM Products" means formula, spirits, clothing, advertising, marketing materials and any electronic work product created or developed, owned, licensed, otherwise controlled, and/or distributed by Licensor, as more

         1.8      "Proprietary Rights" means any and all rights, whether registered or unregistered, in, and with respect to, patents, copyrights, confidential information, know-how, trade secrets, moral rights, contract or licensing rights, confidential and proprietary information protected under contract or otherwise under law, trademarks, trade names, trade dress, logos, service marks, rights in and to animated characters and domain names, and all other intellectual or industrial property throughout the world.

         1.9     "Reseller" means a person or entity that distributes Ecstasy Products directly or through other Resellers, Brokers to End-Users, Ecstasy Products directly or through other Resellers to Distributors, or Wholesalers directly or through other Resellers to End-Users.

2.       LICENSE.

        2.1      GRANT. Subject to the restrictions set forth in Section 2.2, 4 and 5 below and the other terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, nontransferable, nonsublicensable (except as expressly provided herein), limited right and license only in the United States and Canada solely (a) only to the extent and as expressly and specifically authorized and requested by Encore Brands Inc, use the Ecstasy Brand Liqueur Product provided by Licensor solely to sell, distribute and market the product and (b) to publicly display Ecstasy TM Branding Features pursuant to Licensor's Trademark Guidelines attached hereto as Exhibit A solely in the US and Canada, individually and collectively, the "License"). The foregoing license does not include the right for Licensee to have its rights exercised by a third party for its benefit and account or on any other basis.

         2.2      RESTRICTIONS. Licensee will not: (a) copy, reproduce, distribute or otherwise make available the Ecstasy Brand Liqueur Product or any portion or element thereof except as and to the extent expressly authorized herein and by Licensor; (b) translate, adapt, enhance, create derivative works of or otherwise modify the Ecstasy Brand Liqueur Product or any Ecstasy Brand Liqueur Product, except as expressly set forth in Section 2.1 above, (c) decompile, disassemble or reverse engineer (except as and to the extent permitted by applicable local law), or extract new products from or using any portion of the original.

3.       LICENSEE DUTIES.

         3.1      COMPATIBILITY. Prior to distributing the Ecstasy Brand Liqueur Products, Licensee shall provide Licensor and its licensors and suppliers a reasonable opportunity to test and ensure the compatibility and interoperability of the Encore Brands Inc business with Encore Brands LLC and its suppliers.

         3.2       ABILITY TO CHANGE PRICING WITHOUT CONSENT OF LICENSOR
Encore Inc has the ability to change FOB pricing by state and distributor at will.

         3.3      NO WARRANTIES. Licensee shall not make any representation or warranty binding on or purporting to bind Licensor, including but not limited to in connection with the performance, condition, title, non-infringement, merchantability, fitness for a particular purpose, of a Ecstasy Brand Liqueur Products, and Licensee shall disclaim all warranties implied by law and other warranties to the maximum extent permitted by applicable law.

         3.4      EXPORT COMPLIANCE. Licensee shall comply strictly with all United States import and export regulations (and any similar regulations in foreign countries) and shall obtain all required licenses, approvals and/or other clearances to export, re-export or import, as applicable, the Ecstasy Brand Liqueur Product, and any associated items, including, packaging, clothing and any other products containing the Ecstasy trademark.

AGREEMENTS OR OTHER THIRD PARTY AGREEMENTS.

4.       LICENSEE ACKNOWLEDGEMENT. Although Ecstasy Brand Liqueur Product is trademarked, Licensee acknowledges and agrees that the Ecstasy Brand and the Ecstasy Brand Liqueur Product embody valuable trade secrets proprietary to Licensor. Except for the rights and licenses expressly granted to Licensee in this Agreement, and subject to Section 3, Licensee acknowledges and agrees that Licensor reserves and retains all right, title and interest (including, without limitation, all Proprietary Rights) in and Ecstasy Brand, the Ecstasy Brand Liqueur Product and Trademark and the Licensor Confidential Information. Subject to the license granted in Section 2.1(b), Licensee hereby acknowledges and agrees that Licensee has no right, title or interest in or to the Ecstasy Branding Features, and all benefits from the use of the Ecstasy Branding Features shall automatically vest in Licensor. Licensee shall not (i) apply for registration of the Ecstasy Brand Liqueur Branding Features (or any marks or features confusingly similar thereto) anywhere in the world, (ii) alter, modify or change the Ecstasy Brand Liqueur Branding Features in any manner, (iii) use any of the Ecstasy Brand Liqueur Branding Features, except as expressly authorized herein or by prior written approval of the Licensor, or (iv) take any action inconsistent with Licensee's ownership of the Ecstasy Brand Liqueur Branding Features. Nothing contained in this Agreement will be construed as conferring upon Licensee or any third party (by implication, operation of law, estoppel or otherwise) any license or right not expressly granted by Licensor in this Agreement.

5.       CONFIDENTIALITY.

         5.1      CONFIDENTIAL INFORMATION. Each party acknowledges that, in the course of exercising its rights or performing its obligations under this Agreement, it may obtain confidential information relating to the other party, its licensors or licensees, contractors, agents, customers and/or end users ("Confidential Information"). Such Confidential Information shall include, Proprietary Rights, techniques, processes, programs, ideas, formulas, schematics, testing procedures, electronic data, design and functional specifications, product requirements, problem reports and performance information, software documents and other technical, business, product, marketing and financial information, plans and data; (b) any information designated by either party as confidential in writing or, if disclosed orally, reduced to writing and designated as confidential within thirty (30) days; and (c) any nonpublic information regarding Licensor, any sublicensees, Ecstasy Brand Liqueur Products, including but not limited to, technical data, product design and development, sales information, quantity and kind of Alcoholic nonalcoholic Products and/or Products sold, prices and methods of pricing, marketing techniques and plans, product returns, unannounced products, product and process information and any other information which if disclosed might be competitively detrimental to Licensor. Neither party may use the Confidential Information of the other except for the purposes of this Agreement and shall protect such Confidential Information from disclosure to others, using the same degree of care used to protect its own proprietary information of like importance, but in no event less than a reasonable degree of care. The parties may disclose Confidential Information received hereunder only as reasonably required to perform its obligations or exercise its rights under this Agreement and only to third parties, its employees, and its agents who have a need to know for such purposes and who are under a duty of confidentiality consistent with this Section 5.

         5.2      LIMITATIONS. The restrictions of this Agreement on use and disclosure of Confidential Information shall not apply to information that: (a) was in the possession or control of the receiving party at the time of its disclosure by the disclosing party; (b) is or becomes publicly known through no wrongful act; (c) is received from a third party free to disclose it without any confidentiality obligation; or (d) is independently developed without access to Confidential Information.

          5.3      DISCLOSURES REQUIRED BY LAW. In the event a party is required by law, regulation or court order to disclose Confidential Information, it will promptly notify the other party in writing prior to making any such disclosure in order to facilitate the other party's ability to seek a protective order or other appropriate remedy from the appropriate body. Each party further agrees that if it is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information. Any Confidential Information released under this Section 5 shall remain Confidential Information or all other purposes.

         5.4      REMEDIES. The parties hereby agree that any breach of any provision of this Agreement regarding confidentiality or protection of Proprietary Rights would constitute irreparable harm, and that the aggrieved party shall be entitled to specific performance and/or injunctive relief in addition to other remedies at law or in equity. This Section 5.4 shall not be construed to preclude either party from seeking equitable relief under any other section of this Agreement.

6.       TERM AND TERMINATION.

         6.1      TERM. Term shall be 36 months, unless earlier terminated in accordance with Section 6.2 below, this Agreement shall commence as of the Effective Date and shall continue in effect until (a) termination of this Agreement by either party upon thirty (30) days written notice or (b) the termination of the Ecstasy License Agreement in accordance with its terms, whichever is earlier.

         6.2      TERMINATION. Either party may terminate this Agreement immediately if the other party defaults in the performance of any material provision of this Agreement and fails to cure such default within fifteen (15) days of receiving written notice of such default from the non-defaulting party. Upon the expiration or earlier termination of this Agreement, all rights and licenses granted to Licensee hereunder, including but not limited to any sublicenses granted at any tier below Licensee, will terminate. Upon the expiration or termination hereof, Licensee shall cease distributing Composite Products; provided that, except where Licensor terminated this Agreement pursuant to default under this Section 6.2, Licensee shall have the right to distribute Composite Products existing as of the date of termination and in its possession or control for a period of one hundred and twenty (120) days after termination. The rights and obligations of the parties under Sections 1, 3, 4, 6, 7, and 9 will survive any expiration or termination of this Agreement. Any termination of this Agreement by either party shall not limit any right or remedies available at law or equity to the terminating party nor impair any rights nor discharge any obligations which have accrued to the terminating party as of the effective date of such termination. Except where otherwise specified, the rights and remedies granted to a party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the party may possess at law or in equity.

7.       COMPENSATION

          7.1    Encore Inc will issue to Encore Brands LLC 1,500,000 shares of common stock as full and adequate compensation for the exclusive rights to sell and distribute Ecstasy Brand Liqueur and all other inclusive rights of this agreement in the United States and Canada. After conveying the agreed amount of shares to the LLC this agreement shall be deemed fully executed and enforcable with all the rights and privileges included in this document.

8.       DISCLAIMER; LIMITATION OF LIABILITY; INDEMNIFICATION.

         8.1      NO WARRANTY. LICENSOR MAKES NO WARRANTY TO LICENSEE OF ANY KIND WITH REGARD THE ECSTASY BRAND PRODUCTS, ECSTASY BRAND LIQUEUR, OR ANY CONFIDENTIAL INFORMATION. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, LICENSOR, FOR ITSELF AND ON BEHALF OF ENCORE AND LICENSOR'S LICENSORS ANY SUPPLIERS, EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF PERFORMANCE, CONDITION, TITTLE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY, DATA ACCURACY AND FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING OUT OF LAW, CUSTOM, CONDUCT, OR OTHERWISE.

         8.2      LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF THE LICENSE (INCLUDING BUT NOT LIMITED TO ANY APPLICABLE RESTRICTIONS TO THE SAME) IN SECTION 2 BY LICENSEE, BREACH OF SECTION 5 BY EITHER PARTY, AND THE PARTIES' INDEMNIFICATION OBLIGATIONS IN SECTION 8.3, TO THE MAXIMUM EXTENT PERMITTED BY
APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY AND LICENSOR'S LICENSORS AND SUPPLIERS HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN TORT, CONTRACT, WARRANTY, STRICT LIABILITY OR UNDER ANY OTHER LEGAL THEORY) TO THE OTHER PARTY, OR TO ANY OTHER ENTITY OR PERSON, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, STATUTORY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF GOODWILL, LOSS OF PERFORMANCE, LOST PROSPECTIVE ECONOMIC ADVANTAGE, LOST REVENUE OR PROFITS, OR LOSS OF DATA), IRRESPECTIVE OF WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR A BREACH OF THE LICENSE (INCLUDING BUT NOT LIMITED TO ANY APPLICABLE RESTRICTIONS TO THE SAME) IN SECTION 2 BY LICENSEE, BREACH OF SECTION 5 BY EITHER PARTY, AND THE PARTIES' INDEMNIFICATION OBLIGATIONS IN SECTION 8.3, EITHER PARTY'S MAXIMUM AGGREGATE LIABILITY OF ANY KIND ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO FIFTY DOLLARS (US$50); PROVIDED, HOWEVER, THAT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL (A) LICENSEE OR ANY OTHER ENTITY OR PERSON HAVE ANY CLAIMS OR CAUSES OF ACTION OF ANY KIND AGAINST SUBLICENSOR'S LICENSORS OR SUPPLIERS IN CONNECTION WITH THIS AGREEMENT, AND (B) SUBLICENSOR'S LICENSORS AND SUPPLIERS HAVE ANY LIABILITY (WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHER) WHATSOEVER TO LICENSEE OR ANY OTHER ENTITY OR PERSON IN CONNECTION WITH THIS AGREEMENT.

         8.3      INDEMNIFICATION. Licensor shall defend at its sole cost any claim or proceeding brought by a third party against Licensee, its officers, directors, agents, and employees ("Licensee Indemnified Parties"), shall have the right at its option and sole cost to settle such claim or action, and shall pay any final award of damages issued against the Licensee Indemnified Parties by a court of competent jurisdiction to the extent that such claim or proceeding is based on a claim that Licensee's authorized use or distribution of the Ecstasy Brand Product infringes or misappropriates a third party Proprietary Right (a "Claim"), provided that: (1) upon becoming aware of such Claim, the Licensee Indemnified Parties promptly notify Licensor in writing of the Claim; (2) Licensor shall have exclusive control of the settlement (except solely to the extent provided below) and/or defense of any action to which the Claim relates; and (3) the Licensee Indemnified Parties cooperate with Licensor in every reasonable way to facilitate such defense or settlement. Licensor shall not settle any claim without the Licensee Indemnified Parties' prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Licensor's obligations under this Section 8.3 shall not apply to the extent any Claim arises from (1) any modifications made by the Licensee Indemnified Parties to the Ecstasy Brand Liqueur Product as and in the form delivered by Licensor to Licensee under this Agreement, (2) the Licensee Indemnified Parties' failure to use the Ecstasy Brand Liqueur Product in accordance with the provisions of this Agreement, or (3) the combination or use by the Licensee Indemnified Parties of the Ecstasy Brand Liqueur Product, or any portion thereof, with materials not provided by Licensor. Licensor shall have no liability for any use of the Ecstasy Product other than as expressly set forth in this Agreement and the foregoing states Licensor's sole indemnification obligations and entire liability to the Licensee Indemnified Parties with respect thereto. If the Ecstasy Brand Liqueur Product becomes subject to a Claim or in the event that Licensor wishes to minimize its potential liability hereunder, then Licensor may, at Licensor's option and at no expense to Licensee, (1) obtain for Licensee the right to continue to exercise the license granted; (2) substitute functionally equivalent non-infringing Ecstasy Brand Liqueur Products; or (3) modify the Ecstasy Brand Liqueur Product to make it non-infringing but still functionally equivalent. Licensee shall defend at its sole cost any claim or proceeding brought by a third party against Licensor, its officers, directors, agents and employees ("Licensor Indemnified Parties"), shall have the right at its option and sole cost to settle such claim or action, and shall pay any final award of damages issued against the Licensor Indemnified Parties by a court of competent jurisdiction, to the extent that such claim or proceeding arises out of the Composite Product (except to the extent the claim or proceeding (1) both a) arises out of the Ecstasy Brand Liqueur Product as and in the form delivered and b) does not arise not out of (i) any modifications made by the Licensee Indemnified Parties to the Ecstasy Brand Liqueur Product as and in the form delivered by Licensor to Licensee under this Agreement, (ii) the Licensee Indemnified Parties' failure to use the Ecstasy Brand Liqueur Product in accordance with the provisions of this Agreement, or (iii) the combination or use by the Licensee Indemnified Parties of the Ecstasy Brand Liqueur Product, or any portion thereof, not provided by Licensor, and (2) arises out of a Ecstasy Brand Liqueur Product as and in the form delivered by Encore Brands LLC to Licensee) (each, a "Licensor Claim"), provided that: (1) upon becoming aware of such Licensor Claim, the Licensor Indemnified Parties promptly notify Licensee in writing of the Licensor Claim; (2) Licensee shall have exclusive control of the settlement (except solely to the extent provided below) and/or defense of any action to which the Licensor Claim relates; and (3) the Licensor Indemnified Parties cooperates with Licensee in every reasonable way to facilitate such defense or settlement. Licensee shall not settle any claim without the Licensor Indemnified Parties' prior written consent (which shall not be unreasonable withheld, conditioned or delayed). Notwithstanding any of the foregoing, the Licensor Indemnified Parties shall have the right, in their absolute discretion and at their sole cost, to employ attorneys of their own choice and to institute or defend any such Licensor Claim.

9.      GENERAL PROVISIONS. This Agreement represents the entire agreement between Licensor and Licensee and supersedes all prior agreements and understandings, whether written or oral, with respect to all matters covered in this Agreement. This Agreement will not be altered, modified, or amended in any respect except by a writing signed by each party. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Except as otherwise set forth in Section 5.4, any dispute regarding this Agreement shall be subject to the exclusive jurisdiction of the courts for the State of California in and for Los Angeles County, California, U.S.A. and the parties agree to submit to the personal and exclusive jurisdiction and venue of these courts. Nothing in this Agreement is intended or will be construed to give any person (other than Licensor and Licensee) any legal or equitable right, remedy or claim under this Agreement or any provision hereof. Neither party may assign this Agreement or any of its rights or obligations hereunder, whether voluntarily, by operation of law or otherwise without the consent of the other party; provided, however, that either party may assign this Agreement pursuant to a transfer of all or substantially all of such party's business and assets, whether by merger, sale of assets, sale of stock, or otherwise. Any attempted assignment or delegation in contravention of this shall be void and ineffective. Failure by either party to enforce at any time or for any period of time the provisions of this Agreement will not be construed as a waiver of such provisions, and will in no way affect such party's right to later enforce such provisions. If any part of this Agreement is determined by any court of competent jurisdiction to be unenforceable for any reason, such unenforceability will not affect the balance of this Agreement, and the unenforceable provision will be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law. This Agreement may be executed, by manual or facsimile signature, in multiple counterparts, which taken together shall constitute one Agreement and each of which shall be considered an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

Encore Brands LLC	Encore Brands, Inc.

By: /s/ David Kaufman	By: /s/ Tom Roth

Name: David Kaufman	Name: Tom Roth

Title: COO	Title: CEO

Date: 04/02/09	Date: 04/02/09

EXHIBIT A

         ECSTSAY BRAND LIQUEUR FEATURES; TRADEMARK GUIDELINES

         BRANDING FEATURES

         TRADEMARK NOTICES

         The Branding Features are trademarks and service marks of Encore Brands LLC. The Branding Features shall be accompanied by the superscript "TM" or "(R)" symbol, as specified by Encore Brands LLC, which must appear to the immediate right of the Branding Features. The footnote "Ecstasy is the trademark of Encore Brands LLC." or "Ecstasy Brand Liqueur is the trademark of Encore Brands LLC.", as applicable, shall accompany each use of the Branding Features (or, if a Branding Feature is used multiple times in a document, screen or packaging, such notice shall accompany the first prominent use in such document, screen or packaging).

         USING THE BRANDING FEATURES

         Licensee may only use the Branding Features as an indication that the Ecstasy Brand Liqueur Product is being offered to end users via distribution pursuant to the Agreement. Licensee may not use the Branding Features in such a way as to suggest that the Branding Features may also apply to any product other than the Encore Brands LLC product. When referring to Ecstasy Brand Liqueur, Licensee shall use the name Ecstasy". When referring to the Encore Brands LLC Product, Licensee shall use the trademark "Ecstasy".

         SIZING AND PLACEMENT REQUIREMENTS

         The digitized, machine-readable file for the artwork of the Branding Features appears above in this Exhibit A. Licensee shall not alter this file or the Branding Features in any way, including, without limitation, changing the color of any of the logos or artwork, separating any words in the Branding Features from the remainder of the Branding Features or replacing words with any other words.

         Licensee shall not combine the Branding Features with any other feature, including, without limitation, other marks, words, graphics, photos, slogans, numbers, design features or symbols.

         The Branding Features shall not be larger or more prominent than the trademark, logo or any Licensee trade name that appears on the same packaging, documentation, advertising or other materials. The Branding Features shall not be smaller or less prominent than any name, trademark or logo of any third party that appears on the same packaging, documentation, advertising or other materials.